UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐            Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA ADVISORS, LLC

ANCORA ALTERNATIVES LLC

ANCORA BELLATOR FUND, LP

ANCORA CATALYST, LP

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP LLC

ANCORA HOLDINGS GROUP, LLC

ANCORA IMPACT FUND LP

ANCORA IMPACT FUND LP SERIES AA

ANCORA IMPACT FUND LP SERIES BB

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

INVERNESS HOLDINGS LLC

BETSY ATKINS

JAMES BARBER, JR.

WILLIAM CLYBURN, JR.

FREDERICK DISANTO

SAMEH FAHMY

JOHN KASICH

GILBERT LAMPHERE

ALLISON LANDRY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Ancora Alternatives LLC (“Ancora Alternatives”), together with the other participants named herein, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for the election of their slate of director nominees at the 2024 annual meeting of shareholders of Norfolk Southern Corporation, a Virginia corporation (the “Company”).

Item 1: On March 26, 2024, Ancora Alternatives posted the following materials to its campaign website at www.movenscforward.com (the “Website”). Copies of the materials posted to the Website are reproduced below. From time to time, Ancora Alternatives and the other participants named herein may refer shareholders of the Company to recent articles or other materials, copies of which are reproduced as Exhibits 1 through 4.

Exhibit 1:

Exhibit 2:

Exhibit 3:

Analyst Commentary

“We see value in potential management change with Jim Barber as CEO and Jamie Boychuck as COO as proposed by the activist investor Ancora… especially given the historical margin underperformance of Norfolk Southern.”

- BARCLAYS / MARCH 25, 2024

BARCLAYS

“**The bottom line is the cost of NSC's new COO appears higher than the headline would suggest.** In addition to the $25 million one-time payment, it could also include capex to elongate sidings and concessions that lead to less volume for NSC and more volume for CP and CSX. **More details and transparency is needed, in our view, given the company could have hired Jamie Boychuk with no concessions, who we consider to be best suited to be the COO of NSC given his long and successful track record.**”

- DEUTSCHE BANK / MARCH 21, 2024

Deutsche Bank

Exhibit 4:

MOVE NSC FORWARD

Vote the BLUE Proxy Card TODAY

March 26, 2024

Fellow Shareholder,

Ancora is a meaningful investor in Norfolk Southern, with interests that are squarely aligned with your interests. We are seeking to elect seven highly qualified directors to Norfolk Southern's 13-member Board at the Annual Meeting on May 9th. Our slate of directors is completely independent of Ancora and includes Class I railroaders, transportation experts, policymakers with relevant experience and directors with change management expertise. If elected, these individuals will work to appoint Jim Barber, former UPS COO and a world-class transportation system leader, as Norfolk Southern's new CEO and Jamie Boychuk, former CSX EVP of Operations and a proven value driver, as Norfolk Southern's new COO. ***This is our collective opportunity to reestablish Norfolk Southern as a great American railroad – with the right leaders in place, the Company can deliver significantly enhanced value for shareholders and stakeholders.***

Our proposed directors and suggested management team's mission is to build a safe, service-oriented and high-performing Norfolk Southern that has a substantially greater valuation. Our recommended leadership intends to pivot from CEO Alan Shaw's failed *"resilience railroading"*[1] strategy to a Scheduled Network strategy that draws on Mr. Barber's background creating operating leverage and profitability within complex networks and Mr. Boychuk's experience implementing Precision Scheduled Railroading ("PSR") and overseeing operations at the only other Class I Eastern railroad. They have identified specific levers for value creation, as you will read in the next section of this letter, that can accelerate major improvements to the Company's worst-in-class operating ratio and languishing share price.[2] It is important to stress, however, that the only way to ensure they can implement this new strategy is to vote for our full slate on the BLUE Proxy Card.

To underscore the rationale for immediate changes in leadership and strategy at Norfolk Southern, we devote the rest of this letter to:

After considering the two distinct paths to choose from at this year's Annual Meeting, we trust you will agree that our recommended changes offer you the best path to unlocking shareholder value in the immediate future and the coming years.

OUR PROPOSED DIRECTORS AND SUGGESTED MANAGEMENT TEAM OFFER A SUPERIOR VALUE PROPOSITION, INCLUDING A PATH TO A MUCH HIGHER SHARE PRICE.

If elected, our seven director candidates intend to work with six of Norfolk Southern's continuing directors to facilitate an orderly transition to more qualified leadership and a viable PSR-powered strategy. In addition to Mr. Barber, our slate includes successful Class I operators and strategists Sameh Fahmy and Gilbert Lamphere, who have first-hand experience overseeing PSR implementations and supporting the turnarounds of previously troubled railroads. Our slate also includes former Surface Transportation Board ("STB") Vice Chairman William Clyburn, Jr. and former Ohio Governor John Kasich, who possess additive policy insight and have the experience to support Norfolk Southern's repositioning with lawmakers, regulators and customers. The slate is rounded out by corporate governance expert Betsy Atkins, who was a director during the historic change-in-control transition at Darden Restaurants, and widely respected railroad and transportation analyst Allison Landry, who covered Class I railroads for 16 years at a major financial institution and presently serves as Vice Chair of XPO.

[1] Norfolk Southern's 2022 Investor Day transcript.
[2] Company filings, FactSet, Bloomberg.

1

www.MoveNSCForward.com

MOVE NSC FORWARD

Vote the BLUE Proxy Card TODAY

This fit-for-purpose slate intends to recommend the following to the Board, in the event it is elected in full:

- Elect a new independent Chair with deep knowledge of Class I railroads and demonstrated experience in corporate governance.
- Reconstitute committees to ensure the right independent directors are in the right leadership roles based on their individual expertise and the Company's anticipated shift to a new strategy.
- Transition the CEO role to Mr. Barber, who led growing and profitable segments at UPS, was one of the country's largest rail customers and possesses a vision for creating and managing a Scheduled Network known for its best-in-class service, safety, operating leverage and value creation.
- Transition the COO role to Mr. Boychuk, who led operations at an Eastern railroad, oversaw two PSR implementations and positioned CSX to outperform Norfolk Southern on every key railroad metric.

Backed by an industry-leading Board, Messrs. Barber and Boychuk would drive a transition that includes direct engagement with all key stakeholder groups, a bottom-up and metrics-focused 360° review of the organization and the development of a tactical roadmap for realigning assets, functions and human capital to support a disciplined Scheduled Network. After accounting for change-in-control considerations, they would move to the first stage of Scheduled Network initiatives. This focuses on establishing the necessary infrastructure and protocols, which do not exist at Norfolk Southern, to support a PSR-powered system. ***If this multi-faceted process is carried out by Messrs. Barber and Boychuk, Norfolk Southern can reduce its operating ratio to the low 60s within 12 months. Assuming they are successful, Norfolk Southern will then be able to achieve a significantly higher valuation and start delivering higher-margin volume based on consistently stronger service and new leadership's relationships with a broader spectrum of domestic and international shippers.***

In the coming weeks, our recommended leadership will issue a presentation that details the aforementioned transition and its PSR-powered Scheduled Network strategy.[3] In the meantime, below is an overview of key initiatives and targets, which are highly differentiated from the Company's existing plans:

	KEY INITIATIVES	INTENDED OUTPUTS
MONTHS 1-12	✓ High-touch communications with all key stakeholders, including listening tours with employees and customers (First 100 Days) ✓ Network redesign (September 2024) ✓ PSR implementation (October / November 2024) ✓ Optimize asset placement and enact any requisite organizational structure shifts (December 2024 - May 2025)	✓ Gain alignment and support for strategic initiatives and improve trust vis-à-vis key stakeholders ✓ Operationally led railroad ✓ Understand the culture of Norfolk Southern and the cultural fit of PSR ✓ Balanced network and enhanced fluidity ✓ Reduce excess assets / hump yards ✓ 62% to 63% operating ratio, while beginning to move toward perpetual best-in-class performance

[3] The model and plans developed by Ancora's proposed directors and suggested management team are based on conservative assumptions and take into account information known as of the present date.

2

www.MoveNSCForward.com

MOVE NSC FORWARD

Vote the **BLUE** Proxy Card TODAY

	KEY INITIATIVES	INTENDED OUTPUTS
MONTHS 13-14	✓ Evaluate / establish employee-led safety committees ✓ Recognize lasting safety improvements, prioritize best-in-class service and prioritize operating performance ✓ Implement activity-based costing (produce new targeted profitability tools by customer, product lane, etc.) ✓ Start to grow and optimize product mix with emphasis on fixing merchandise network	✓ Best-in-class pricing and profitability management ✓ Elimination of excess costs ✓ Hit targeted service metrics ✓ Recapture merchandise share ✓ 60% operating ratio, continue to move toward perpetual best-in-class performance
MONTHS 25-36	✓ Optimize mix to drive accelerated organic volume and yield growth ✓ Partner with independent entity to evaluate employee satisfaction in light of poor feedback ✓ Evaluate technology applications across the Norfolk Southern network ✓ Evaluate increased opportunities for performance-based compensation redesign	✓ Enhanced wallet share ✓ Start to achieve employer-of-choice recognition and make Norfolk Southern a place where employees want to work ✓ 57% operating ratio, continue to move toward perpetual best-in-class performance
THEREAFTER	✓ Network of the Future: commercially proactive efficient railroading ✓ Quarterly analysis and redesign (continual improvement)	✓ Develop a different way of selling rail service across global supply chains, including with trusted shippers and partners (e.g., UPS customers), that creates new rail customers ✓ 55% operating ratio

3

www.MoveNSCForward.com

MOVE NSC FORWARD

Vote the BLUE Proxy Card TODAY

Additionally, here are operating principles that would govern leadership's differentiated Scheduled Network:

- Embrace Efficiencies: Mr. Shaw is right when he says Norfolk Southern's *"cost structure is too high."*[4] The Company's costs, which are meaningfully higher than those of other Class I railroads, are inflated due to errors that include keeping too many trains on the track and maintaining an undisciplined approach to prioritizing low-margin volume. A PSR-powered system would reduce the volume of trains in operation, ensure trains are loaded properly and keep trains running on a timeline that supports more predictable costs. If implemented by its architects, this type of network would also enable Norfolk Southern to safely realize headcount efficiencies when voluntary attrition occurs at a natural rate, resulting in further efficiencies.

- Improve Asset Utilization: Although Mr. Shaw said in January that Norfolk Southern has a *"PSR operating plan,"*[5] the Company does not achieve the type of asset utilization and efficiency expected from such a plan. Our leadership's envisioned network, which would run on a true PSR model, can produce superior benefits in terms of enhanced asset turnover, increased velocity and speed as appropriate, and decreased dwell time – all of which will underpin a balanced, on-time network and best-in-class service. Messrs. Barber and Boychuk would make sure Norfolk Southern's assets are breaking a sweat for shareholders.

- Optimize the Product Mix: Drawing on Mr. Barber's background overseeing numerous functions as President of International and then the COO of UPS, our suggested management team would break down the silos to establish more cohesive, stable relationships between operations and marketing. This is key to identifying and prioritizing product sets that drive profitability, rather than maintaining the current focus on chasing intermodal volume at short-term incremental cost. Messrs. Barber and Boychuk would ensure that strategic cost models dictate an optimal product mix, which in turn can maximize Norfolk Southern's return on invested capital.

- Maintain Dependable, High-Quality Service: While customers may require varying standards of service, our leadership would deliver dependable services that meet or exceed Norfolk Southern's committed levels. New management would hold the organization accountable by using tangible tools such as controls, audits and regular performance measurement to provide customers with reliable solutions, distribution and supply chain management functions. Examples of potential key performance indicators include trip plan compliance and network balance. A reconstituted Board, which includes Class I operators and former policymakers with direct experience in the industry, would be deeply involved in oversight as well. Transition the COO role to Mr. Boychuk, who led operations at an Eastern railroad, oversaw two PSR implementations and positioned CSX to outperform Norfolk Southern on every key railroad metric.

- Prioritize Responsible Growth: Shifting to a credible Scheduled Network is the first step to positioning Norfolk Southern to profitably grow over the long term. Our management team intends to initially focus on doing a better job of servicing existing customers before aggressively pursuing growth. This means embracing schedule discipline to reduce terminal dwell times and increase train speeds from levels that presently lag those of CSX.[6] Solidifying a value proposition of reliable service will position Norfolk Southern to ultimately capture growth in the high-margin merchandise category and through strategic partnerships. It is important to emphasize that Messrs. Barber and Boychuk, along with our director candidates, possess fresh relationships with potential customers and partners who they worked with in prior roles. For example, Mr. Barber's tenure at UPS included working with an array of major foreign companies, which do not currently use Norfolk Southern when their goods arrive in the U.S.

- Strengthen Safety: Our slate's experience suggests that the severity of accidents is just as important as the frequency of accidents. A leading indicator of safety is the number of switches per carload, and Norfolk Southern's number of touches is approximately 2x CSX's touches.[7] The Company's recent record includes severe accidents that put employees at risk and reduce the confidence of other stakeholders, including customers. Our leadership's solution entails, among other initiatives, having fewer trains in transit, prioritizing lasting improvements in fluidity, minimizing touches and sticking to schedules that mitigate unpredictable hours and fatigue-driven mistakes. Our slate has also committed to retaining a strict policy of two-person crews on all Norfolk Southern trains running on mainlines.

[4] Norfolk Southern's fourth quarter 2023 earnings conference call transcript.
[5] Norfolk Southern's fourth quarter 2023 earnings conference call transcript.
[6] Company filings.
[7] Company filings: R1 Annual Report.

www.MoveNSCForward.com

4

MOVE NSC FORWARD

Vote the BLUE Proxy Card TODAY

As detailed on page 18 of our February 2024 public presentation, we contend there is an opportunity to capture approximately 60% upside relative to Norfolk Southern's current share price.[8] But our full slate needs to be elected to the Board to ensure the management and strategy changes summarized in this letter are realized.

THE INCUMBENT BOARD AND CURRENT MANAGEMENT TEAM DO NOT DESERVE MORE TIME TO TRY TO TURN AROUND THE RAILROAD.

In our view, the Board and Mr. Shaw want to make this contest about everything other than their record and strategic decisions. They have even irresponsibly presented an operating ratio plan last week with incredulous assumptions about growth, commercial and market conditions, incremental margins, truck competition, pricing and slashing operating expenses that they were steadfastly opposed to for the last 15 months. Do not lose sight of the fact that your vote should be informed by which side is most likely to produce enhanced value in the coming quarters and years.

It should be clear that it is time to install operationally proficient leadership with fresh thinking and the practical experience to implement a viable strategy that properly incorporates PSR. Shareholders have suffered over the long term due to the Board's errant decisions to elevate tenured insiders – with no operating credentials – to the Chair and CEO positions. We believe that currently having a Chair and CEO with no operating credentials has also led to a revolving door of individuals at the COO position, including a new, marginally experienced one appointed in haste over the last week. Last year's preventable derailment and unnecessary toxic burn in East Palestine, Ohio, which has subjected Norfolk Southern to government scrutiny, reputational harm and at least $1.1 billion in costs,[9] is a direct consequence of the Board's inability to select the right leadership and oversee stability in operations functions.

The Board and Mr. Shaw have continued to deliver disappointing financial results, poorly received guidance and sustained safety lapses a year after the East Palestine, Ohio disaster. When recently reporting results for the fourth quarter that missed analysts' consensus estimates, Norfolk Southern provided a three-year outlook that the market found very disappointing. This outlook, which accounted for a mere 1% to 1.5% point annual reduction in operating ratio, contributed to subsequent securities analyst downgrades from institutions that include Morgan Stanley, TD Cowen and Stifel, with the latter noting that *"Norfolk has long been an underperforming self-help story that simply can't figure out how to help themselves."*[10] In contrast, Barclays has stated, *"We see value in potential management change with Jim Barber as CEO and Jamie Boychuk as COO."*[11] Since the start of the year, the Board and management have also overseen a workplace death in Alabama, multiple accidents on the East Coast and the nationally covered and preventable derailment in Pennsylvania (which led to diesel fuel and other material spilling into the Lehigh River).

It is extremely hard to see a brighter future for Norfolk Southern under the continued leadership of Chair Amy Miles, a 10-year Board member, and Mr. Shaw, a more than 30-year insider with a finance and marketing background. Ms. Miles and Mr. Shaw, who ascended to their roles on the exact same day in 2022, seem to be in lockstep on sticking with the Company's ineffective *"resilience railroading"* strategy. This strategy, which is the antithesis of the true PSR approaches utilized by other Class I railroads, has increased congestion, led to difficulty handling trough volumes and resulted in a mediocre 72% merchandise on-time arrival record.[12] Furthermore, we understand that the strategy also hinges much of its upside potential on the unsupported hope that the freight economy will improve and high-margin volume will fall into management's lap.

Our concerns about the Board's lack of independence from management extend beyond just strategy. We disclosed in our proxy statement that the Board gave into Mr. Shaw's desire to participate in interviews of our nominees. When we objected on their behalf, the Company's independent directors ultimately proceeded with half-hearted interviews that lasted just 20 to 30 minutes. The Board also rewarded Mr. Shaw with a seemingly unjustifiable increase in year-over-year compensation, to approximately $13.4 million in 2023, even though the Company missed targets and shareholders have consequently suffered.[13] The Board's willingness to praise, reward and unanimously support Mr. Shaw – in spite of the Company's underperformance and dim outlook – is all the more confounding when considering Norfolk Southern's botched decision-making and response to last year's derailment in East Palestine, Ohio.[14] It seems to be lost on the Board that CEOs who fail to mitigate preventable crises and reverse underperformance are almost always replaced, as Boeing showed just this week when it laid out a CEO succession plan and took steps to end a dark chapter in its history.

[8] Public presentation entitled, "The Case for Leadership, Safety & Strategy Changes at Norfolk Southern," dated February 20, 2024.
[9] Norfolk Southern's Form 10-K for fiscal year 2023.
[10] Stifel note entitled "Self-Help Just Not Materializing For Norfolk Southern: Downgrading to Hold," dated January 28, 2024.
[11] Barclays Equity Research note entitled "COO Management Change Comes with Costs," dated March 25, 2024.
[12] Norfolk Southern's filings.
[13] Norfolk Southern's 2024 definitive proxy statement.
[14] CNN.com article entitled "Deliberate toxic burn following Norfolk Southern derailment was not necessary, safety regulator testifies," dated March 6, 2024.

5

www.MoveNSCForward.com

MOVE NSC FORWARD
Vote the **BLUE** Proxy Card TODAY

With respect to irrefutable numbers, Norfolk Southern's operating ratio has consistently lagged that of CSX and the Class I average before and after Mr. Shaw's promotion to CEO.[15] Without excluding East Palestine-related items, the Company's operating ratio in 2023 was over 76.5%.[16]

65%
60%
55%
50%
45%
40%
64.4%
58.4%
60.2%
64.4%
58.8%
59.1%
60.6%
57.4%
58.4%
61.4%
57.5%
59.6%
67.4%
59.6%
61.1%
2019
2020
2021
2022
2023
NSC
CSX
Class I Average

Source: Company filings, FactSet. Class I Average includes CSX Corporation (NASDAQ: CSX), Union Pacific Corporation (NYSE: UNP), Canadian Pacific Kansas City Ltd. (NYSE: CP) and Canadian National Railway Co. (NYSE: CNI). CSX excludes contribution from Quality Carriers.

During the same period, Norfolk Southern has failed to narrow the margin gap to its peers. In fact, Norfolk Southern's EBIT margins have only worsened in comparison to its closest peer, CSX.[17] Instead of effectively overseeing management by requiring accountability for inaccurate forecasts, the Board has allowed Mr. Shaw to abandon previously stated targets and not held him accountable for failing to make progress to narrow the Company's sizable and unnecessarily growing margin gap.

Historical CAGR (2019 – 2023)			
	NSC	CSX	Class I Average
Revenue	1.9%	5.3%	3.7%
EBIT	(0.3%)	2.9%	2.8%
EPS	3.2%	7.6%	6.4%

Source: Company filings and FactSet. Class I Average includes CSX Corporation (NASDAQ: CSX), Union Pacific Corporation (NYSE: UNP) and Canadian National Railway Co. (NYSE: CNI). Canadian Pacific Kansas City Ltd. (NYSE: CP) excluded for historical data due to KSU acquisition. Consolidated EBIT assumed for historical CSX.

As a result of Norfolk Southern's operational and financial underperformance, the Company's shares have also underperformed those of Class I railroad peers over every period relevant to the Board's existing leadership and that of Mr. Shaw.[18]

Shareholder Returns				
	2022 INVESTOR DAY	SINCE CEO ANNOUNCED	1 YEAR	3 YEARS
Norfolk Southern	(2.5%)	(8.6%)	(1.9%)	**5.6%**
CSX	15.5%	6.4%	17.1%	**29.7%**
Class I Railroad Median	8.4%	8.3%	11.7%	**29.6%**
Norfolk Southern vs. CSX	(18.0%)	(15.0%)	(19.0%)	**(24.1%)**
Norfolk Southern vs. Class I Median	**(0.9%)**	**(16.9%)**	**(13.6%)**	**(24.1%)**

Source: FactSet. Data runs through Jan. 31, 2024, the day The Wall Street Journal published an article on Ancora's involvement. Class I Railroad Median includes CSX Corporation (NASDAQ: CSX), Union Pacific Corporation (NYSE: UNP), Canadian Pacific Kansas City Ltd. (NYSE: CP) and Canadian National Railway Co. (NYSE: CNI).

[15] Norfolk Southern's filings, FactSet.
[16] Norfolk Southern's Form 10-K for fiscal year 2023.
[17] Norfolk Southern's filings, FactSet.
[18] FactSet.

www.MoveNSCForward.com
6

MOVE NSC FORWARD
Vote the **BLUE** Proxy Card TODAY

Despite everything that has transpired in recent years, the Company did not make sincere attempts to privately engage with us about meaningful changes to the Board, the viability of our CEO and COO candidates, or shifting to a new strategy. The Board's approach to assessing our nominees involved a single round of brief interviews. When we offered to have Messrs. Barber and Boychuk present to and speak with the Board, we were rebuffed. Meanwhile, the Board and management were working with a series of lobbyists and multiple public relations firms to promote distortions, misinformation and smears about our people and their plans.

With all this said, we believe you should be most alarmed that the Board and Mr. Shaw put their own interests ahead of shareholders' interests by hastily hiring a new COO after refusing to even speak with Mr. Boychuk. On March 20, the Company announced that it paid a $25 million fee and gave up a critical part of Norfolk Southern's long-term franchise (in the form of concessions related to the strategic Meridian Speedway and Terminal), to hire an executive from Canadian Pacific Kansas City ("CPKC") who lacks any experience at an Eastern railroad. This costly and defensive step was taken amidst an election contest, absent a comprehensive search and interview process and without providing shareholders any say in the decision. The arrangement permits CPKC to leverage concessions to realize greater value from its transaction involving the Meridian & Bigbee Railroad, which it is pursuing with CSX. It appears the Board and Mr. Shaw have given Norfolk Southern's competitors a bridge across the Company's moat in exchange for boosting their prospects in an election contest.

Norfolk Southern's share price is down approximately 3.5% in the days since John Orr's appointment. We attribute this to Norfolk Southern's uninspiring operating ratio outlook, investors' low confidence about his ability to execute on those targets, Mr. Orr's inexperience as a railroad COO, and the governance failures associated with the hiring of Mr. Orr. The perceived benefits of hiring an outside PSR COO are actually a fallacy because PSR is incompatible with Mr. Shaw's resiliency strategy. As history has shown, there are two clear precedents of PSR-focused COO hires that ended badly when CEOs and/or Boards would not commit to PSR: Canadian Pacific's hiring of Ed Harris as COO under CEO Fred Green (2010) and Union Pacific's hiring of Jim Vena as COO under CEO Lance Fritz (2019). Lastly, we suspect shareholders may also realize that it was actually Mr. Fahmy, our nominee, who led the PSR implementation and network improvements at Kansas City Southern – not Mr. Orr.[19] As the two operating metrics highlighted below indicate, Mr. Orr's experience and credentials as a PSR COO are unproven, considering that the two key operating performance metrics of train speed and terminal dwell quickly deteriorated under Mr. Orr's leadership following the departure of Mr. Fahmy.

Higher MPH Indicates Improvement

KCS Total Network Train Speed (6-Week Average)
MPH
20
18
16
14
12
10
8
Sameh Fahmy joined KCS Feb 2019
Sameh Fahmy left KCS Nov 2021
2017
2018
2019
2020
2021
2022
2023

Source: AAR and company reports.

Lower Dwell Time Hours Indicate Improvement

KCSM Mexico Dwell Times (6-Week Average)
Hours
45
40
35
30
25
20
15
10
Sameh Fahmy joined KCS Feb 2019
Sameh Fahmy left KCS Nov 2021
2017
2018
2019
2020
2021
2022
2023

Source: AAR and company reports. Note: Mexico dwell is an average of Monterrey, Nuevo Laredo, San Luis Potosi and Sanchez facilities.

It speaks volumes about the Board and Mr. Shaw's motives that they would not even have an introductory call with a seemingly superior operator, who was the EVP of Operations at CSX when the results show it consistently outperformed Norfolk Southern on most key metrics. The Board cut a deal with CPKC despite full awareness of the strong praise our COO candidate has won from the investment community, suggesting a disregard for shareholders' feedback and interests. In light of what we believe to be a self-serving gambit on the part of the Board and Mr. Shaw to quickly hire another COO, we have concluded that existing leadership will do and say anything to maintain the status quo.

[19] Company filings.

7
www.MoveNSCForward.com

MOVE NSC FORWARD

Vote the BLUE Proxy Card TODAY

WE ARE COMMITTED TO SETTING THE RECORD STRAIGHT AND HELPING YOU SEE THROUGH NORFOLK SOUTHERN'S DISINGENUOUS AND FEAR-DRIVEN CAMPAIGN.

Unfortunately, Norfolk Southern is running a campaign to mislead you and poison the well with key stakeholders. Most notably, the Board's March 20th letter to shareholders includes a completely disingenuous presentation of Mr. Shaw's tenure and decisions as CEO. Please note the following:

THE BOARD'S DEFENSE OF MR. SHAW	THE REALITY
1. The Board's letter says, "Alan Shaw is a crisis-tested leader who is delivering change."	• *Mr. Shaw has failed to demonstrate he has the operational acumen, judgment or strategy to create near-term or long-term value as a CEO.* • *Mr. Shaw failed to drive meaningful growth and make meaningful contributions to value creation as CMO; to the contrary, a review of earnings materials and public data reveals the Company's share price appreciation was tied to headcount reductions and an operating ratio improvement driven by James Squires' efficiency efforts prior to departing.* • *Mr. Shaw's "crisis-tested" leadership leaves a lot to be desired based on his unwillingness to even show up at an East Palestine, Ohio town hall following the derailment[20] and his willingness to take a large raise in total compensation while the Company was in disarray.* • *In terms of "delivering change," Mr. Shaw has changed Norfolk Southern from an efficient – albeit lagging – railroad with a low 60s operating ratio in 2021 to a broken railroad with a plan that only gets it back to those levels in the 2027 range.[21]* • *Bottom line: Mr. Shaw and his strategy are only on track to fail.*
2. "The board recognized an opportunity to accelerate shareholder value creation at Norfolk Southern. Accordingly, in 2022 the board appointed Alan Shaw as CEO [...]"	• *The Board was clearly wrong if it believed that appointing Mr. Shaw as CEO and shifting to his strategy represented "an opportunity to accelerate shareholder value creation [...]"* • *The fact is Mr. Shaw has presided over a deterioration of operating ratio, service levels, growth trajectory and share price performance.[22]*

[20] NBC News article entitled "Norfolk Southern CEO a no-show at town hall meeting to discuss derailment," dated March 3, 2023.
[21] Norfolk Southern filings.
[22] Norfolk Southern filings, FactSet.

8

www.MoveNSCForward.com

MOVE NSC FORWARD

Vote the **BLUE** Proxy Card TODAY

THE BOARD'S DEFENSE OF MR. SHAW	THE REALITY
3. "Following his appointment in 2022, Shaw took decisive action and began implementing a balanced strategy to deliver safe and reliable service, continuous productivity improvements, and growth."	• *Mr. Shaw's most "decisive action" has been pivoting to a value-destructive and operationally flawed strategy.* • *With respect to delivering safe and reliable service, Mr. Shaw has overseen several severe safety lapses and poor service metrics that lag those of Class I peers, which is why high-margin merchandise volume has been evasive.* • *With respect to delivering productivity and growth, Mr. Shaw has overseen a deterioration in productivity indicators and a lack of growth outside of low-margin intermodal volume, which the Company is overdependent on.*[23]
4. "The company is on track to deliver top-tier earnings and revenue growth, with industry competitive margins – including ~400 basis points of operating ratio improvement during the second half of 2024."	• *Nothing of substance has changed since January 2024 – when Norfolk Southern issued disappointing guidance – to justify the Board's revised outlook for the second half of 2024.* • *In putting forth its recent targets regarding reducing compensation costs, the Company fails to explain how this will be achieved absent headcount reductions – which, in our view, would be the only way they could accomplish this stated goal.* • *Appointing Mr. Orr as COO and purportedly planning to leverage his knowledge of PSR does not change the fact that Norfolk Southern's results show that "resilience railroading" and PSR are incompatible.* ○ *Mr. Orr's appointment raises inherent issues given that the Board and Mr. Shaw do not support PSR. This will likely result in tensions and loss of strategic focus.* • *It is too convenient that the Board, which has routinely signed off on revised targets that Mr. Shaw does not hit, raised the outlook for the back of 2024 (following the Annual Meeting).*[24]

[23] Norfolk Southern filings.
[24] Norfolk Southern filings.

9

www.MoveNSCForward.com

MOVE NSC FORWARD

Vote the BLUE Proxy Card TODAY

THE BOARD'S DEFENSE OF MR. SHAW	THE REALITY
5. "Norfolk Southern has brought on John Orr as COO to accelerate the execution of its strategy. John Orr is a Precision Scheduled Railroading expert and comes to Norfolk Southern following a long and successful career at multiple railroads including Canadian National and CPKC."	• *Mr. Orr lacks the right experience to lead operations at an Eastern railroad, like Norfolk Southern, and he is not worth the massive consideration provided to CPKC.* ○ *Based on Norfolk Southern's $25 million cash payment and the Company's $300 million investment in the Meridian assets it is now providing concessions on,[25] we estimate that the Board and Mr. Shaw paid significantly more to free up Mr. Orr than CSX paid to free up industry legend Hunter Harrison.* • *It seems the Board and Mr. Shaw are misleading shareholders about Mr. Orr's PSR expertise. Mr. Fahmy, our director candidate, oversaw the multi-year network transformation as EVP of PSR at Kansas City Southern well before Mr. Orr even joined the organization in 2021.* • *By the time Mr. Orr joined Kansas City Southern and became a first-time operations chief at a Class I railroad in 2021, the merger with Canadian Pacific had already been announced.* • *When the merger was finalized, CPKC CEO Keith Creel put a different individual in the COO role – not Mr. Orr. This should lead shareholders to question how "long and successful" his tenure was.* • *CPKC dissolved Mr. Orr's recent role as Chief Transformation Officer. Once again, this should lead shareholders to question how "long and successful" his tenure was.*

[25] Norfolk Southern filings.

www.MoveNSCForward.com

10

MOVE NSC FORWARD

Vote the BLUE Proxy Card TODAY

To help you cut through the noise, we have addressed other claims coming from Norfolk Southern and its surrogates:

CLAIM	COUNTER POINT
1. Norfolk Southern has already implemented a PSR operating model.	• *Norfolk Southern is running a "resilience railroading" strategy that has delivered the worst results among its Class I industry peers and that is structurally incompatible with a true PSR implementation.* • *A true PSR implementation will require changing train schedules and structural changes to rail yards, terminals and other elements of the Company's network.* • *If Norfolk Southern's claims of having a PSR operating model right now were true, the Company's operating and financial metrics would not materially lag those of CSX and Class I peers (before and after the East Palestine, Ohio disaster).*
2. The Board does not need to be reconstituted because the sitting directors can sufficiently oversee and support management's efforts to leverage PSR.	• *The Board is chaired by a 10-year member with no prior experience in the railroad sector, who previously ran a national chain of movie theaters and who is an ardent supporter of management's ineffective strategy.* • *The Board includes one former Class I railroader, who is an ardent supporter of management's ineffective strategy and whose presence has not supported sound long-term decisions or strong long-term performance.* • *The Board's willingness to praise, reward and unanimously support Mr. Shaw – in spite of the Company's underperformance and safety issues – leads us to question whether directors are sufficiently independent of management.*
3. Jim Barber is "not qualified" to be CEO.	• *Mr. Barber is a successful and widely respected transportation network leader, who also was one of the country's top railroad customers. In fact, UPS operates a scheduled ground and air delivery network and was one of the pioneers of co-creating with the railroads a scheduled intermodal network that is pervasive throughout supply chains 30 years later.* • *As COO of UPS, Mr. Barber oversaw a globe-spanning operation with 500,000 employees, $74.4 billion in revenue, and the seventh-largest airline worldwide (by capacity).*[26] • *Before he was appointed COO, Mr. Barber was President of UPS International, a reportable segment that he grew to more than $13 billion in annual revenue and approximately $2.5 billion in operating profit.*[27] *Additionally, also before becoming COO, Mr. Barber oversaw UPS's Supply Chain Solutions segment, which had upwards of $12 billion in total annual revenue and approximately $900 million in operating profit.*[28] • *Mr. Barber has hands-on experience improving service in a scheduled transportation network, identifying and leveraging competitive weakness, creating operating leverage that endures in all operating environments and improving organizational culture through training, motivating, and leading an organization that is 25x the size of Norfolk Southern.*[29]

[26] UPS filings.
[27] UPS 10-K for the fiscal year ended December 31, 2017.
[28] UPS 10-K for the fiscal year ended December 31, 2017.
[29] UPS 10-K for 2013 through 2020.

www.MoveNSCForward.com

11

MOVE NSC FORWARD

Vote the **BLUE** Proxy Card TODAY

CLAIM	COUNTER POINT
4. Jamie Boychuk is "a controversial COO candidate."	• *Mr. Boychuk is a successful and widely respected Class I railroad operator who started as a union employee before rising to ultimately position CSX to outperform Norfolk Southern on every key operational metric.* • *Under Mr. Boychuk, CSX was recognized as the best-performing railroad in terms of service quality, as measured by the Surface Transportation Board.*[30] • *At the time of his departure, CSX was recognized as the only Class I designated as "Running Well/Fast," according to Loop Capital Markets.* • *In his last full year at CSX, Mr. Boychuk helped deliver a rail-only operating ratio of 57.5% (Norfolk Southern's operating ratio was 390 basis points higher).*[31] • *Since Norfolk Southern's public relations firms failed to place smear pieces about Mr. Boychuk in the media, the Board is now doing Mr. Shaw's dirty work by using innuendo in its letter. This is all the more disappointing considering that the Board would not even speak with Mr. Boychuk.*
5. The strategy presented by Messrs. Barber and Boychuk is short-sighted and reckless.	• *Our timetable for PSR implementation is intentionally set at a pace that accounts for communicating with employees, unions, regulators and customers, and incorporating their constructive feedback.* • *Our recommended leadership's Scheduled Network strategy closely mirrors the strategies run by all other Class I railroads, each of which has consistently outperformed Norfolk Southern without having the type of disastrous derailments the Company has been involved in.* • *The type of PSR-powered strategy we are describing does not just target a better operating ratio, but also improvements in on-time deliveries and reductions in avoidable accidents.*
6. Electing Ancora's slate would result in clashes with regulators.	• *Our fit-for-purpose slate of director candidates was assembled to be able to improve Norfolk Southern's standing with all stakeholders, including regulators.* • *Our nominees include former STB Vice Chairman William Clyburn, Jr. and former Ohio Governor John Kasich, who have insights and relationships that can support productive engagement with lawmakers and regulators across party lines.* • *Our strategy and operating plan will increase safety and enable more customers, including short-lines, to use the rail system and develop business – two key issues that regulators are focused on.*

[30] Railway Age article entitled "CSX, Boychuk End Six-Year Relationship," dated August 4, 2023.
[31] Company filings.

12

www.MoveNSCForward.com

MOVE NSC FORWARD

Vote the BLUE Proxy Card TODAY

CLAIM	COUNTER POINT
7. Electing Ancora's slate would result in problems with labor.	• *Norfolk Southern has an exceptional workforce to which our recommended leadership intends to offer improved economic opportunity and success.* • *Mr. Barber oversaw scores of successful negotiations with Teamsters and international unions during his many years at UPS.* • *Mr. Boychuk has been credited with helping CSX reach enhanced paid sick leave agreements with unionized employees, resulting in a new best practice for all Class I railroads.*
8. Ancora is seeking to "take over" Norfolk Southern despite being a small shareholder.	• *Ancora's highly qualified and independent director candidates are completely unaffiliated with the firm.* • *If they are elected, the benefits that would result from reconstituting the Board will accrue to the entire shareholder base – not just Ancora.*
9. Current leadership is "leading the industry when it comes to safety."	• *Last year's preventable derailment and unnecessary toxic burn in East Palestine, Ohio subjected Norfolk Southern to intense government scrutiny, immense reputational harm and more than $1 billion in costs.*[32] • *Although the disaster could have been a wake-up call, it has been followed by continued issues, including a workplace death in Alabama, multiple accidents on the East Coast and a three-train derailment in Pennsylvania.* • *While management has touted statistics about the decrease in number of accidents, it's important to remember that the severity of accidents is just as important as the volume of accidents.* • *Far from being the self-appointed gold standard in safety, the Federal Railroad Administration's August 2023 safety report found that Norfolk Southern frequently did the minimum to comply with required standards, its training programs/resources were struggling and its communication and culture were poor.*[33]

[32] Norfolk Southern Form 10-K for fiscal year 2023.
[33] Federal Railroad Administration's 2023 NS Safety Culture Assessment.

www.MoveNSCForward.com

13

MOVE NSC FORWARD

Vote the **BLUE** Proxy Card TODAY

CLAIM	COUNTER POINT
10. Ancora's proposed changes and strategy "would lead to the deterioration of shareholder value."	• *The Board and Mr. Shaw impugn their own credibility by making such a hyperbolic and unsubstantiated claim.* • *A cursory review of our recommended leadership's proposed strategy is designed to reverse – not worsen – the operational issues and financial underperformance at Norfolk Southern.* • *And unlike Mr. Shaw, our proposed executive leadership is prepared to work for minimum wage salaries and at-risk incentive compensation that is tied to creating value for shareholders. Our suggested executives will put their money where their mouths are on safety, service and shareholder value creation. This is a commitment Mr. Shaw has not been willing to make.*

In closing, this year's shareholder vote represents a once-in-a-generation opportunity to put the right people and the right strategy in place to drive a turnaround of this iconic railroad. Norfolk Southern does not have to remain the worst-performing Class I railroad any longer.

For more information about our proposed path to significantly greater value creation, please visit www.MoveNSCForward.com. We urge you to elect our full slate on the **BLUE Proxy Card** at this year's Annual Meeting.

Sincerely,

Frederick D. DiSanto
Chairman and Chief Executive Officer
Ancora Holdings Group LLC

James Chadwick
President
Ancora Alternatives LLC

14

www.MoveNSCForward.com

Item 2:  On March 26, 2024, Ancora Alternatives issued the following communications to shareholders:

Exhibit 1:

Exhibit 2:

Subject: Ancora’s 3-Year Path for NSC

To Our Fellow Norfolk Southern Shareholders:

Earlier this morning, Ancora published a letter outlining the three year-path to superior performance and value creation at Norfolk Southern. We are a significant investor in Norfolk Southern, and our interests are squarely aligned with yours—we’re seeking to elect seven highly qualified directors to the board at the company’s annual meeting on May 9th. If elected, these individuals will work to appoint Jim Barber, former UPS COO and world-class transportation system leader, as CEO. Jim will work alongside Jamie Boychuk, former CSX EVP of Operations and a proven value driver, as our COO candidate.

This is our collective opportunity to reestablish Norfolk Southern as a great American railroad – with the right leaders in place, the Company can deliver significantly enhanced value for shareholders and stakeholders.

In our letter, we:

•	Detail the superior value proposition and achievable targets put forth by our proposed directors and suggested management team;
•	Lay out data and facts that punctuate the immediate need to reconstitute the Company’s Board and replace Mr. Shaw, and;
•	Set the record straight following the Company’s campaign to misrepresent material facts and poison the well with key constituencies.

This year’s shareholder vote represents a once-in-a-generation opportunity to put the right people and the right strategy in place to drive a turnaround of this iconic railroad.

For more information about our proposed path to significantly greater value creation, please visit www.MoveNSCForward.com. We are happy to speak to any shareholders in greater detail about our plan and our candidates.

Best,

Jim Chadwick and Team

Item 3: From time to time, Ancora Alternatives, in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of the Company may disseminate the following advertisements, or portions thereof, to the Company’s shareholders.

Item 4: On March 26, 2024, Ancora Alternatives issued the following press release and simultaneously posted such press release to the Website.

Ancora Sends Letter to Norfolk Southern Shareholders Regarding the Three-Year Path to Superior Performance and Significant Value Creation

Details Proposed Leadership Team’s Strategy and Targets for a PSR-Powered Scheduled Network, Including Reaching a 57% Operating Ratio and Recapturing High-Margin Growth in 36 Months

Fit-for-Purpose Slate of Seven Directors Includes Class I Railroaders, Transportation Experts, Policymakers with Relevant Experience and Directors with Change Management Expertise

Proposed CEO Jim Barber’s Experience as UPS President of International and COO Included Leading Complex Shipping Networks, Overseeing Numerous Functions and Massive Employee Bases, and Running Reportable Segments with $15+ Billion in Revenue and ~$3 Billion in EBIT

Proposed COO Jamie Boychuk’s Tenure as EVP of Operations at CSX Included a Successful PSR Implementation, Significant Improvements in Service and Safety, and Outperformance of Norfolk Southern on Every Notable Metric

Vote on the BLUE Proxy Card to Elect the Ancora Slate and Ensure Norfolk Southern Follows the Best Practice of Replacing Failed Leadership Following Crises and Extended Underperformance

CLEVELAND--(BUSINESS WIRE)--Ohio-based Ancora Holdings Group, LLC (collectively with its affiliates, “Ancora” or “we”), which owns a large equity stake in Norfolk Southern Corporation (NYSE: NSC) (“Norfolk Southern” or the “Company”), today announced that it is filing a definitive proxy statement with the U.S. Securities and Exchange Commission in connection with its nomination of seven highly qualified director candidates for election to the Company’s Board of Directors (the “Board”) at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled for May 9, 2024. Additionally, Ancora sent a letter to shareholders regarding its leadership team’s three-year path to superior performance and significant value creation at Norfolk Southern.

A copy of the letter sent to shareholders is available to download here. For more information on how to vote for Ancora’s full slate on the BLUE Proxy Card, visit www.MoveNSCForward.com.

***

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management, retirement plan services and insurance solutions to individuals and institutions across the United States. The firm is a long-term supporter of union labor and has a history of working with union groups and public pension plans to deliver long-term value. Ancora’s comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Advisors

Cadwalader, Wickersham & Taft LLP is serving as legal advisor, with Longacre Square Partners LLC serving as communications and strategy advisor and D.F. King & Co., Inc. serving as proxy solicitor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “intends,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance or achievements or those of the industry to be materially different from those expressed or implied by any forward-looking statements. Norfolk Southern Corporation, a Virginia corporation (“Norfolk Southern”), has also identified additional risks relating to its business in its public filings with the Securities and Exchange Commission (the “SEC”). Ancora Alternatives LLC (“Ancora Alternatives”), and as applicable the other participants in the proxy solicitation, have based these forward-looking statements on current expectations, assumptions, estimates, beliefs, and projections. While Ancora Alternatives and the other participants, as applicable, believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the participants’ control. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Ancora Alternatives or any of the other participants described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Ancora Alternatives that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Ancora Alternatives nor any participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Ancora Alternatives does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants in the proxy solicitation are Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), Ancora Merlin Institutional, LP, (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Bellator Fund, LP (“Ancora Bellator”), Ancora Impact Fund LP Series AA (“Ancora Impact AA”) and Ancora Impact Fund LP Series BB (“Ancora Impact BB”) (each of which is a series fund within Ancora Impact Fund LP) (Ancora Catalyst Institutional, Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst, Ancora Bellator, Ancora Impact AA and Ancora Impact BB, collectively, the “Ancora Funds”), Ancora Advisors, LLC (“Ancora Advisors”), The Ancora Group LLC (“Ancora Group”), Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”), Inverness Holdings LLC (“Inverness Holdings”), Ancora Alternatives, Ancora Holdings Group, LLC (“Ancora Holdings”) and Frederick DiSanto (collectively, the “Ancora Parties”); and Betsy Atkins, James Barber, Jr., William Clyburn, Jr., Sameh Fahmy, John Kasich, Gilbert Lamphere and Allison Landry (the “Ancora Nominees” and, collectively with the Ancora Parties, the “Participants”).

Ancora Alternatives and the other Participants have filed a definitive proxy statement and accompanying BLUE proxy card (the “Definitive Proxy Statement”) with the SEC on March 26, 2024 to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of shareholders of Norfolk Southern.

IMPORTANT INFORMATION AND WHERE TO FIND IT

ANCORA ALTERNATIVES STRONGLY ADVISES ALL SHAREHOLDERS OF NORFOLK SOUTHERN TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY ANCORA ALTERNATIVES AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV AND AT ANCORA ALTERNATIVE’S WEBSITE AT WWW.MOVENSCFORWARD.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS. SHAREHOLDERS MAY ALSO DIRECT A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 (SHAREHOLDERS CAN CALL TOLL-FREE: +1 (866) 227-7300).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

Contacts

Longacre Square Partners
Joe Germani / Charlotte Kiaie, 646-386-0091
MoveNSCForward@longacresquare.com

D.F. King & Co., Inc.
Edward McCarthy
212-229-2634
MoveNSCForward@dfking.com

###